Exhibit (99)

Contacts:	John Hulbert, Investors, (612) 761-6627
Eric Hausman, Financial Media, (612) 761-2054
Target Media Hotline, (612) 696-3400

Target Reports Fourth Quarter and Full-Year 2013 Earnings
Fourth quarter Adjusted EPS of $1.30; full-year Adjusted EPS of $4.38
Fourth quarter GAAP EPS of $0.81; full-year GAAP EPS of $3.07

•	Target’s U.S. operations generated fourth quarter Adjusted earnings per share of $1.30, at the high end of the updated guidance provided in January.

•	Canadian Segment dilution of (40) cents in the fourth quarter compares with prior guidance of approximately (45) cents.

•	Target’s full-year 2013 Adjusted earnings per share of $4.38 reflect disciplined inventory and expense management despite softer-than-expected U.S. sales.

•	In 2013, the Company returned $2.5 billion to shareholders through dividends and share repurchase, representing more than 125 percent of net earnings.

•
Target’s U.S. comparable sales decreased (2.5)% in the fourth quarter, consistent with prior guidance, driven by positive comparable sales prior to our December 19 announcement of a data breach, followed by meaningfully softer results following the announcement.

MINNEAPOLIS (February 26, 2014) – Target Corporation (NYSE: TGT) today reported fourth quarter net earnings of $520 million, or $0.81 per share, and full-year net earnings of $1,971 million, or $3.07 per share. Dilution related to the Canadian Segment affected fourth quarter and full-year GAAP EPS by (40) cents and $(1.13), respectively. Adjusted earnings per share1 were $1.30 in fourth quarter 2013, down 21.2 percent from $1.65 in 2012. Full-year 2013 Adjusted EPS of $4.38 was down 8.0 percent from $4.76 in 2012. The tables attached to this press release provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted earnings per share.

“For more than 50 years Target has succeeded by focusing on our guests,” said Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation. “During the first half of the fourth quarter, our guest-focused holiday merchandising and marketing plans drove better-than-expected sales. However, results softened meaningfully following our December announcement of a data breach. As we plan for the new fiscal year, we will continue to work tirelessly to win back the confidence of our guests and deliver irresistible merchandise and offers, and we are encouraged that sales trends have improved in recent weeks.”

1Adjusted diluted earnings per share ("Adjusted EPS"), a non-GAAP financial measure, excludes the impact of certain matters not related to our routine retail operations, such as expenses related to the data breach and the reduction in the beneficial interest asset.

Fiscal 2014 Earnings Guidance
Fiscal 2014 will be Target’s first full year of operating stores in Canada. As a result, beginning with first quarter 2014, the company will no longer exclude Canadian Segment results from Adjusted EPS. For comparison purposes, prior year Adjusted EPS will also include Canadian Segment results.
In first quarter 2014, the Company expects Adjusted EPS of 60 cents to 75 cents, reflecting operating results in our U.S. and Canadian Segments. This measure excludes approximately (2) cents related to the expected reduction of the beneficial interest asset2, as well as any net expenses related to the data breach. For full-year 2014, Target expects Adjusted EPS of $3.85 to $4.15, reflecting operating results in our U.S. and Canadian Segments. This measure excludes approximately (7) cents related to the expected reduction of the beneficial interest asset2, as well as any net expenses related to the data breach.

At this time, the Company is not able to estimate future expenses related to the data breach. Expenses may include payments associated with potential claims by the payment card networks for alleged counterfeit fraud losses and non-ordinary course operating expenses (such as card re-issuance costs), REDcard fraud and card re-issuance expense, payments associated with civil litigation, governmental investigations and enforcement proceedings, expenses for legal, investigative and consulting fees, and incremental expenses and capital investments for remediation activities. These costs may have a material adverse effect on Target’s results of operations in first quarter and full-year 2014 and future periods.

2See the “Accounting Considerations” section of this release for more information related to the beneficial interest asset.

U.S. Segment Results3
As a reminder, following the sale of the U.S. credit card portfolio in March 2013, Target’s historical U.S. Retail Segment and U.S. Credit Card Segment results were combined to form a new U.S. Segment. Selling, General and Administrative (SG&A) expenses in the new U.S. Segment include income from the profit-sharing arrangement with TD Bank Group, net of servicing expenses. The company classified historical U.S. Credit Card Segment revenues and expenses within U.S. Segment SG&A expenses.4
In fourth quarter 2013, sales decreased 6.6 percent to $20.9 billion from $22.4 billion last year, reflecting the impact of an additional accounting week in 20125 and a 2.5 percent decrease in comparable sales, partially offset by the contribution from new stores. Segment earnings before interest expense and income taxes (EBIT) were $1,413 million in fourth quarter 2013, a decrease of 22.4 percent from $1,821 million in 2012.

Fourth quarter EBITDA and EBIT margin rates were 9.2 percent and 6.8 percent, respectively, compared with 10.4 percent and 8.1 percent in the revised U.S. Segment in 2012. Fourth quarter gross margin rate was 27.6 percent compared with 27.8 percent in 2012, reflecting the impact of clearance markdowns combined with Target’s integrated growth strategies, partially offset by a 0.2 percentage-point benefit from changes to certain vendor agreements. Fourth quarter SG&A expense rate was 18.4 percent in 2013 compared with 17.3 percent in the revised U.S. Segment in 2012. This increase was driven by a smaller contribution from the credit card portfolio, which raised the SG&A rate by approximately 0.5 percentage points, the change to certain vendor agreements and the de-leveraging impact of softer-than-expected sales.
Full-year 2013 sales decreased 0.9 percent to $71.3 billion from $72.0 billion last year, reflecting the impact of an additional accounting week in 20125 and a 0.4 percent decrease in comparable sales, partially offset by the contribution from new stores. Full-year EBIT was $4,959 million in 2013, a decrease of 11.3 percent from $5,589 million in 2012.
Full-year 2013 EBITDA and EBIT margin rates were 9.8 percent and 7.0 percent, respectively, compared with 10.6 percent and 7.8 percent in the revised U.S. Segment in 2012. Full-year gross margin rate increased to 29.8 percent from 29.7 percent in 2012, reflecting category-level rate improvements and approximately 0.2 percentage-points of benefit from changes to certain vendor agreements, partially offset by incremental clearance markdowns and the impact of Target’s integrated growth strategies. Full-year 2013 SG&A expense rate was 20.0 percent, compared with 19.1 percent in the revised U.S. Segment in 2012. This increase was driven by a smaller contribution from the credit card portfolio, which raised the SG&A rate by approximately 0.5 percentage points, investments in technology and supply chain in support of multichannel initiatives and the change to certain vendor agreements.

3See the “Non-Segment Impacts to Consolidated GAAP Earnings per Share” section of this release for information about certain expenses that were included in our Consolidated Statements of Operations as SG&A, but were not part of our U.S. Segment results.
4Quarterly and full-year historical information for the three most recently completed years reflecting the impact of the reclassification, and the results for our two segments, U.S. and Canadian, are attached as Exhibit (99) to our current report on Form 8-K filed April 16, 2013.
5The three- and twelve-month periods ended February 1, 2014 were 13- and 52-week periods, respectively, compared with 14- and 53- week periods ended February 2, 2013. The extra week is excluded from the comparable-sales calculation.

Canadian Segment Results
In fourth quarter 2013, the Canadian Segment generated sales of $623 million and EBIT of $(329) million. The fourth quarter gross margin rate of 4.4 percent reflects continued efforts to clear excess inventory. Canadian operations reduced fourth quarter GAAP EPS by (40) cents6.
During fiscal 2013, Target’s Canadian Segment generated sales of $1.3 billion at a gross margin rate of 14.9 percent and EBIT of $(941) million. Canadian operations reduced Target’s full-year 2013 GAAP EPS by $(1.13)6.

6This amount includes interest expense and tax expense that are not included in the segment measure of profit. A reconciliation of non-GAAP financial measures is included in the tables attached to this release.

Non-Segment Impacts to Consolidated GAAP Earnings per Share
Target incurred charges in fourth quarter 2013 related to part-time team member health benefit changes, land impairments and workforce reductions. The combined effect of these charges increased fourth quarter Consolidated SG&A expense by approximately $64 million.

During fourth quarter 2013, Target experienced a data breach in which an intruder gained unauthorized access to our network and stole certain payment card and other guest information. The Company incurred $17 million of net expense in the fourth quarter, reflecting $61 million of total expenses partially offset by the recognition of a $44 million insurance receivable. These expenses include costs related to investigating the data breach, offering credit-monitoring and identity-theft protection services to our guests, increased staffing in our call centers, procurement of legal and other professional services, REDcard fraud losses and card replacement costs, and an accrual for a probable loss on payment card networks’ anticipated claims for operating expenses incurred as a result of the data breach. This accrual was based on an expectation of reaching negotiated settlements of the payment card networks’ potential claims for alleged non-ordinary course operating expenses associated with the data breach, and not on any determination that it is probable we would be found liable on these claims were they to be litigated. It does not include any amounts for the potential claims by the payment card networks for counterfeit fraud losses. At this time we are not able to reasonably estimate a range of possible losses on the payment card networks’ potential claims in excess of the amount accrued.
Interest Expense and Taxes
Target’s fourth quarter 2013 net interest expense decreased 21.2 percent to $161 million from $204 million in 2012, benefiting from debt retirement in first quarter 2013 resulting from the use of proceeds from the sale of the credit card portfolio. Full-year interest expense in 2013 increased to $1,126 million from $762 million in 2012, reflecting a $445 million charge related to the early retirement of debt in first quarter 2013, partially offset by the benefit from debt retirement resulting from the use of proceeds from the sale of the credit card portfolio.

The Company’s effective income tax rate was 37.0 percent in the fourth quarter, compared with 34.3 percent in fourth quarter 2012. The increase of 2.7 percentage points was driven by the net effect of increased losses related to Canadian operations partially offset by a higher year-over-year benefit from the favorable resolution of various income tax matters. Target’s full-year 2013 effective income tax rate was 36.5 percent, an increase of 1.6 percentage points from 34.9 percent in 2012, which was driven by the net effect of increased losses related to Canadian operations combined with a lower year-over-year benefit from the favorable resolution of various income tax matters.
Capital Returned to Shareholders
In fourth quarter 2013, the Company paid dividends of $272 million. Target did not repurchase any shares of its common stock during the quarter, reflecting current performance and the Company’s commitment to maintain its strong investment-grade credit ratings.
For full year 2013, Target returned more than 125 percent of net earnings to shareholders. In 2013, the company repurchased approximately 21.9 million shares of its common stock at an average price of $67.41 for a total investment of $1.47 billion, and paid dividends of $1.0 billion.
Accounting Considerations
At the close of the sale of its entire U.S. consumer credit card receivables portfolio to TD Bank Group in first quarter 2013, Target recognized a $225 million beneficial interest asset, which effectively represented a receivable for the present value of future profit-sharing Target expected to receive on the receivables sold. The Company estimates the asset will be reduced over the four-year period following the close of the transaction, with larger reductions in the early years. The beneficial interest asset was reduced in fourth quarter 2013 by $16 million and $98 million for the full year.

The Company’s fourth quarter and full-year 2012 GAAP earnings included pre-tax gains of $5 million and $161 million, respectively, associated with the agreement to sell the entire U.S. consumer credit card receivables portfolio to TD Bank Group. These gains are related to the accounting treatment of the consumer credit receivables as “held for sale” assets.
Miscellaneous
Target Corporation will webcast its fourth quarter earnings conference call at 9:30 a.m. CST today. Investors and the media are invited to listen to the call through the Company’s website at www.target.com/investors (click on “events & presentations”). A telephone replay of the call will be available beginning at approximately 11:30 a.m. CST today through the end of business on February 28, 2014. The replay number is (855) 859-2056 (passcode: 78423307).
Statements in this release regarding first quarter and full-year 2014 earnings guidance and the impact of the data breach on the Company’s results of operations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 8.01 of the Company’s Form 8-K filed on February 26, 2014.
In addition to the GAAP results provided in this release, the Company provides Adjusted diluted earnings per share for the three- and twelve-month periods ended February 1, 2014 and February 2, 2013, respectively. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share. Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s U.S. operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,917 stores – 1,793 in the United States and 124 in Canada – and at Target.com. Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week. For more information about Target’s commitment to corporate responsibility, visit target.com/corporateresponsibility.

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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended (a)			Twelve Months Ended (a)
(millions, except per share data) (unaudited)	February 1, 2014	February 2, 2013	Change	February 1, 2014	February 2, 2013	Change
Sales	$21,516	$22,370	(3.8)%	$72,596	$71,960	0.9%
Credit card revenues	—	356	(100.0)	—	1,341	(100.0)
Total revenues	21,516	22,726	(5.3)	72,596	73,301	(1.0)
Cost of sales	15,719	16,160	(2.7)	51,160	50,568	1.2
Selling, general and administrative expenses	4,235	4,229	0.1	15,375	14,914	3.1
Credit card expenses	—	135	(100.0)	—	467	(100.0)
Depreciation and amortization	576	539	6.8	2,223	2,142	3.8
Gain on receivables transaction	—	(5)	(100.0)	(391)	(161)	142.0
Earnings before interest expense and income taxes	986	1,668	(40.9)	4,229	5,371	(21.3)
Net interest expense	161	204	(21.2)	1,126	762	47.7
Earnings before income taxes	825	1,464	(43.6)	3,103	4,609	(32.7)
Provision for income taxes	305	503	(39.2)	1,132	1,610	(29.6)
Net earnings	$520	$961	(46.0)%	$1,971	$2,999	(34.3)%
Basic earnings per share	$0.82	$1.48	(44.5)%	$3.10	$4.57	(32.1)%
Diluted earnings per share	$0.81	$1.47	(44.5)%	$3.07	$4.52	(32.1)%
Weighted average common shares outstanding
Basic	632.3	648.8	(2.6)%	635.1	656.7	(3.3)%
Dilutive impact of share-based awards(b)	5.8	7.0		6.7	6.6
Diluted	638.1	655.8	(2.7)%	641.8	663.3	(3.3)%
(a) The three and twelve months ended February 1, 2014 consisted of 13 weeks and 52 weeks, respectively, compared with 14 weeks and 53 weeks in the comparable prior-year periods.
(b) Excludes 2.5 million and 2.3 million share-based awards for the three and twelve months ended February 1, 2014, respectively, and 1.9 million and 5.0 million share-based awards for the three and twelve months ended February 2, 2013, respectively, because their effects were antidilutive.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions)	February 1, 2014	February 2, 2013
	(unaudited)
Assets
Cash and cash equivalents, including short-term investments of $3 and $130	$695	$784
Inventory	8,766	7,903
Other current assets	2,112	1,860
Credit card receivables, held for sale	—	5,841
Total current assets	11,573	16,388
Property and equipment
Land	6,234	6,206
Buildings and improvements	30,356	28,653
Fixtures and equipment	5,583	5,362
Computer hardware and software	2,764	2,567
Construction-in-progress	843	1,176
Accumulated depreciation	(14,402)	(13,311)
Property and equipment, net	31,378	30,653
Other noncurrent assets	1,602	1,122
Total assets	$44,553	$48,163
Liabilities and shareholders’ investment
Accounts payable	$7,683	$7,056
Accrued and other current liabilities	3,934	3,981
Current portion of long-term debt and other borrowings	1,160	2,994
Total current liabilities	12,777	14,031
Long-term debt and other borrowings	12,622	14,654
Deferred income taxes	1,433	1,311
Other noncurrent liabilities	1,490	1,609
Total noncurrent liabilities	15,545	17,574
Shareholders’ investment	53
Common stock	53	54
Additional paid-in capital	4,470	3,925
Retained earnings	12,599	13,155
Accumulated other comprehensive loss
Pension and other benefit liabilities	(422)	(532)
Currency translation adjustment and cash flow hedges	(469)	(44)
Total shareholders’ investment	16,231	16,558
Total liabilities and shareholders’ investment	$44,553	$48,163

Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 632,930,740 and 645,294,423 shares issued and outstanding at February 1, 2014 and February 2, 2013, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at February 1, 2014 or February 2, 2013.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Twelve Months Ended
(millions) (unaudited)	February 1, 2014	February 2, 2013
Operating activities
Net earnings	$1,971	$2,999
Adjustments to reconcile net earnings to cash provided by operations
Depreciation and amortization	2,223	2,142
Share-based compensation expense	110	105
Deferred income taxes	(254)	(14)
Bad debt expense(a)	41	206
Gain on receivables transaction	(391)	(161)
Loss on debt extinguishment	445	—
Noncash losses/(gains) and other, net	82	14
Changes in operating accounts:
Accounts receivable originated at Target	157	(217)
Proceeds on sale of accounts receivable originated at Target	2,703	—
Inventory	(885)	15
Other current assets	(267)	(123)
Other noncurrent assets	19	(98)
Accounts payable	625	199
Accrued and other current liabilities	(9)	138
Other noncurrent liabilities	(50)	120
Cash provided by operations	6,520	5,325
Investing activities
Expenditures for property and equipment	(3,453)	(3,277)
Proceeds from disposal of property and equipment	86	66
Change in accounts receivable originated at third parties	121	254
Proceeds from sale of accounts receivable originated at third parties	3,002	—
Cash paid for acquisitions, net of cash assumed	(157)	—
Other investments	130	102
Cash provided by/(required for) investing activities	(271)	(2,855)
Financing activities
Change in commercial paper, net	(890)	970
Reductions of short-term debt	—	(1,500)
Additions to long-term debt	—	1,971
Reductions of long-term debt	(3,463)	(1,529)
Dividends paid	(1,006)	(869)
Repurchase of stock	(1,461)	(1,875)
Stock option exercises and related tax benefit	456	360
Other	—	(16)
Cash required for financing activities	(6,364)	(2,488)
Effect of exchange rate changes on cash and cash equivalents	26	8
Net (decrease)/increase in cash and cash equivalents	(89)	(10)
Cash and cash equivalents at beginning of period	784	794
Cash and cash equivalents at end of period	$695	$784

 (a) Includes net write-offs of credit card receivables prior to the sale of receivables on March 13, 2013, and bad debt expense on credit card receivables during the twelve months ended February 2, 2013.
 Subject to reclassification

TARGET CORPORATION

U.S. Segment

	Three Months Ended (a)			Twelve Months Ended (a)
U.S. Segment Results (millions) (unaudited)	February 1, 2014	February 2, 2013	Change	February 1, 2014	February 2, 2013	Change
Sales	$20,893	$22,370	(6.6)%	$71,279	$71,960	(0.9)%
Cost of sales	15,124	16,160	(6.4)	50,039	50,568	(1.0)
Gross margin	5,769	6,210	(7.1)	21,240	21,392	(0.7)
SG&A expenses(b)	3,848	3,881	(0.8)	14,285	13,759	3.8
EBITDA	1,921	2,329	(17.5)	6,955	7,633	(8.9)
Depreciation and amortization	508	508	(0.1)	1,996	2,044	(2.4)
EBIT	$1,413	$1,821	(22.4)%	$4,959	$5,589	(11.3)%
Note: Prior period results have been revised to reflect the combination of our historical U.S. Retail Segment and U.S. Credit Card Segment into one U.S. Segment.
(a) The three and twelve months ended February 1, 2014 consisted of 13 weeks and 52 weeks, respectively, compared with 14 weeks and 53 weeks in the comparable prior-year periods.
(b) SG&A includes credit card revenues and expenses for all periods presented prior to the March 2013 sale of our U.S. consumer credit card portfolio to TD Bank. For the three and twelve months ended February 1, 2014, SG&A also includes $182 million and $653 million, respectively, of profit sharing income from the arrangement with TD Bank.
EBITDA is earnings before interest expense, income taxes, depreciation and amortization.
EBIT is earnings before interest expense and income taxes.

		Three Months Ended February 2, 2013				2013 U.S. Segment Change vs. 2012
U.S. Segment Rate Analysis (unaudited)	Three Months Ended February 1, 2014	U.S. Segment, as revised	Impact of Historical U.S. Credit Card Segment(a)		Historical U.S.Retail Segment	U.S. Segment, as revised	Historical U.S. Retail Segment
Gross margin rate	27.6%	27.8%	—	pp	27.8%	(0.2)pp	(0.2)pp
SG&A expense rate	18.4	17.3	(0.7)		18.0	1.1	0.4
EBITDA margin rate	9.2	10.4	0.6		9.8	(1.2)	(0.6)
Depreciation and amortization expense rate	2.4	2.3	—		2.3	0.1	0.1
EBIT margin rate	6.8	8.1	0.6		7.5	(1.3)	(0.7)

		Twelve Months Ended February 2, 2013				2013 U.S. Segment Change vs. 2012
U.S. Segment Rate Analysis (unaudited)	Twelve Months Ended February 1, 2014	U.S. Segment, as revised	Impact of Historical U.S. Credit Card Segment(a)		Historical U.S. Retail Segment	U.S. Segment, as revised	Historical U.S. Retail Segment
Gross margin rate	29.8%	29.7%	—	pp	29.7%	0.1pp	0.1pp
SG&A expense rate	20.0	19.1	(0.8)		19.9	0.9	0.1
EBITDA margin rate	9.8	10.6	0.8		9.8	(0.8)	—
Depreciation and amortization expense rate	2.8	2.8	—		2.8	—	—
EBIT margin rate	7.0	7.8	0.8		7.0	(0.8)	—
Rate analysis metrics are computed by dividing the applicable amount by sales.
(a) Represents the impact of combining the historical U.S. Credit Card Segment and the U.S. Retail Segment into one U.S. Segment. Compared with the historical U.S. Retail Segment results for the same period, segment results, as revised, reflect lower SG&A rates and increased EBIT and EBITDA margin rates resulting from the inclusion of credit card profits, net of expenses, within SG&A compared with historical U.S. Segment results for the same period.

	Three Months Ended		Twelve Months Ended
Comparable Sales (unaudited)	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Comparable sales change	(2.5)%	0.4%	(0.4)%	2.7%
Drivers of change in comparable sales:
Number of transactions	(5.5)	(1.0)	(2.7)	0.5
Average transaction amount	3.2	1.4	2.3	2.3
Selling price per unit	2.0	0.6	1.6	1.3
Units per transaction	1.1	0.7	0.7	1.0

The comparable sales increases or decreases above are calculated by comparing sales in fiscal year periods with comparable prior-year periods of equivalent length.

	Three Months Ended		Twelve Months Ended
REDcard Penetration (unaudited)	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Target Credit Cards	10.0%	8.5%	9.3%	7.9%
Target Debit Card	10.9	7.0	9.9	5.7
Total REDcard Penetration	20.9%	15.5%	19.3%	13.6%
Represents the percentage of Target sales that are paid with REDcards.

	Number of Stores		Retail Square Feet(a)
Number of Stores and Retail Square Feet (unaudited)	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
General merchandise stores	289	391	33,843	46,584
Expanded food assortment stores	1,245	1,131	160,891	146,249
SuperTarget stores	251	251	44,500	44,500
CityTarget stores	8	5	820	514
Total	1,793	1,778	240,054	237,847
(a) In thousands: reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Canadian Segment

	Three Months Ended (a)				Twelve Months Ended (a)
Canadian Segment Results (millions)(unaudited)	February 1, 2014	February 2, 2013	Change		February 1, 2014	February 2, 2013	Change
Sales	$623	$—	n/a	%	$1,317	$—	n/a	%
Cost of sales	596	—	n/a		1,121	—	n/a
Gross margin	27	—	n/a		196	—	n/a
SG&A expenses(b)	289	118	144.8		910	272	234.9
EBITDA	(262)	(118)	121.7		(714)	(272)	162.6
Depreciation and amortization(c)	67	30	122.1		227	97	133.6
EBIT	$(329)	$(148)	121.8%		$(941)	$(369)	155.0%
(a) The three and twelve months ended February 1, 2014 consisted of 13 weeks and 52 weeks, respectively, compared with 14 weeks and 53 weeks in the comparable prior-year periods.
(b) SG&A expenses include start-up and operating expenses.
(c) Depreciation and amortization results from depreciation of capital lease assets and leasehold interests.  The lease payment obligation gave rise to interest expense of $18 million and $20 million for the three months ended February 1, 2014 and February 2, 2013, respectively, and $77 million and $78 million of interest expense for the twelve months ended February 1, 2014 and February 2, 2013, respectively.

Canadian Segment Rate Analysis (unaudited)	Three Months Ended February 1, 2014	Twelve Months Ended February 1, 2014
Gross margin rate	4.4%	14.9%
SG&A expense rate	46.4	69.1
EBITDA margin rate	(42.0)	(54.2)
Depreciation and amortization expense rate	10.8	17.3
EBIT margin rate	(52.8)	(71.5)

REDcard Penetration (unaudited)	Three Months Ended February 1, 2014	Twelve Months Ended February 1, 2014
Target Credit Cards	1.6%	1.4%
Target Debit Card	1.7	1.5
Total REDcard Penetration	3.2%	2.9%

Represents the percentage of Target sales that are paid with REDcards.

	Number of Stores		Retail Square Feet(a)
Number of Stores and Retail Square Feet (unaudited)	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
General merchandise stores	124	—	14,189	—
 (a) In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	February 1,	February 2,		February 1,	February 2,
(unaudited)	2014	2013	Change	2014	2013	Change
GAAP diluted earnings per share	$0.81	$1.47	(44.5)%	$3.07	$4.52	(32.1)%
Adjustments	0.49	0.18		1.31	0.24
Adjusted diluted earnings per share	$1.30	$1.65	(21.2)%	$4.38	$4.76	(8.0)%
Note: We have disclosed adjusted diluted earnings per share ("Adjusted EPS"), a non-GAAP financial measure, which excludes the impact of certain matters not related to our routine retail operations, including the impact of our Canadian market entry. Management believes that Adjusted EPS is meaningful in order to provide period-to-period comparisons of our operating results. A detailed reconciliation is provided below.

	Three Months Ended February 1, 2014		Three Months Ended February 2, 2013
(millions, except per share data)(unaudited)	Adjustments	Adjustment per share	Adjustments	Adjustment per share
Total Canadian losses (a)	$253	$0.40	$117	$0.18
Gain on receivables transaction (b)	—	—	4	—
Reduction of beneficial interest asset	16	0.02	—	—
Other (c)	64	0.06	—	—
Data Breach related costs, net of insurance receivable (d)	17	0.02	—	—
Resolution of income tax matters	(6)	(0.01)	(2)	—
Total adjustments		$0.49		$0.18

	Twelve Months Ended February 1, 2014		Twelve Months Ended February 2, 2013
(millions, except per share data)(unaudited)	Adjustments	Adjustment per share	Adjustments	Adjustment per share
Total Canadian losses (a)	$723	$1.13	$315	$0.48
Loss on early retirement of debt	445	0.42	—	—
Gain on receivables transaction (b)	(391)	(0.38)	(152)	(0.15)
Reduction of beneficial interest asset	98	0.09	—	—
Other (c)	64	0.06	—	—
Data Breach related costs, net of insurance receivable (d)	17	0.02	—	—
Resolution of income tax matters	(16)	(0.03)	(58)	(0.09)
Total adjustments		$1.31		$0.24

Note: With the exception of total Canadian losses, resolution of income tax matters and per share data, all adjustments exclude taxes. The sum of the non-GAAP adjustments may not equal the total adjustment amounts due to rounding.
(a) Total Canadian losses include interest expense of $18 and $20 million for the three months ended February 1, 2014 and February 2, 2013, respectively, and $77 million and $78 million for the twelve months ended February 1, 2014 and February 2, 2013. Total Canadian losses also include taxes allocated to the Canadian Segment based on income tax rates applicable to the operations of the Segment for the period. Tax benefits were $95 million and $51 million for the three months ended February 1, 2014 and February 2, 2013, respectively, and $295 million and $132 million for the twelve months ended February 1, 2014 and February 2, 2013.
(b) 2013 adjustment represents consideration received in the first quarter from the sale of our U.S. credit card receivables in excess of the recorded amount of the receivables. Consideration included a beneficial interest asset of $225 million. The 2012 adjustment represents the gain on receivables held for sale.
(c) For the three and twelve months ended, February 2, 2013, other items included a $23 million workforce-reduction charge primarily related to severance and benefits costs, a $22 million charge related to part-time team member health benefit changes, and $19 million in impairment charges related to certain parcels of undeveloped land.

(d) For the three and twelve months ended, February 2, 2013, we recorded $61 million of pretax Data Breach-related expenses, and expected insurance proceeds of $44 million, for net expenses of $17 million.

Subject to reclassification